Exhibit 99.1

Century Communities Completes Business Combination with UCP

– Creates the 16th Largest Public U.S. Homebuilder –

Greenwood Village, CO (August 4, 2017) – Century Communities, Inc. (NYSE: “CCS”), a leading homebuilder in select U.S. markets, today announced that it has completed its previously announced merger with UCP, Inc. (NYSE: “UCP”). The aggregate transaction value was approximately $356 million, including the payment of approximately $149 million of existing UCP indebtedness. The transaction was unanimously approved by the board of directors of both Century and UCP and was also approved by UCP shareholders.

With the addition of UCP, Century’s reach now includes the states of California, Washington, Nevada, Utah, Colorado, Texas, Tennessee, Georgia, North Carolina and South Carolina. The combined company will operate in 10 states, 17 markets and 111 communities, with pro forma revenues of approximately $1.5 billion and inventories of $1.3 billion (calculated on a pro forma basis as of and for the twelve months ended June 30, 2017).

Century will benefit from increased scale through a geographically diverse portfolio including some of the most attractive homebuilding markets in the country. UCP, and its wholly-owned subsidiary, Benchmark Communities, LLC, will transition to the Century Communities trade name, which will allow Century to provide a uniform brand to employees, customers, trade partners and the investment community and take advantage of its national scale on an expanded homebuilding platform.

Dale Francescon, Co-Chief Executive Officer of Century stated, “We are pleased to welcome the UCP team to our Company. The completion of this merger marks a significant milestone for both companies and builds on our track record as one of the fastest growing U.S. homebuilders. We look forward to leveraging our increased scale, best in class processes, and shared commitment to building exceptional communities as we continue to grow Century into an even larger and more respected homebuilder.”

Rob Francescon, Co-Chief Executive Officer of Century noted, “The combination of UCP’s West and Southeast assets with our existing portfolio provides us with exceptional land positions, of approximately 30,000 lots, in 9 of the top 10 most favorable U.S. homebuilding markets. We believe each of our markets is poised for growth and we will allocate capital in each division to generate attractive returns. We are eager to deliver benefits from this transaction for all stakeholders, including employees, customers, vendors and stockholders for years to come.”

In accordance with the terms of the transaction, each outstanding share of UCP Class A common stock received $5.32 in cash and 0.2309 of a newly issued share of Century common stock. Approximately 4.24 million shares of Century common stock were issued in connection with the transaction, resulting in a broadening of Century’s investor base and an increase in share liquidity.

As indicated at the time the transaction was announced, the merger is expected to be accretive to Century’s 2018 earnings per share as a result of increased revenue, cost synergies and economies of scale.

Professional Advisors

J.P. Morgan Securities LLC served as financial advisor to Century; Greenberg Traurig, LLP acted as Century’s legal counsel; and Builder Advisor Group, LLC provided certain real estate business services to Century.

Citigroup acted as financial advisor for UCP and Paul, Weiss, Rifkind, Wharton & Garrison LLP acted as UCP’s legal counsel.

About Century Communities

Founded in 2002, Colorado-based Century Communities is a leading builder in select major metropolitan markets across the United States. The Company offers a wide variety of product lines and is engaged in all aspects of homebuilding, including the acquisition, entitlement and development of land and the construction, marketing and sale of homes. The Company also offers title and lending services in select markets through its Parkway Title and Inspire Home Loan subsidiaries. Century Communities is the 16th largest U.S. homebuilder based on pro forma 2016 homes delivered. To learn more about Century Communities please visit www.centurycommunities.com.

Forward-Looking Statements

Statements in this news release that are not historical in nature constitute forward looking statements. These forward-looking statements relate to information or assumptions about the expected benefits of the acquisition, management’s plans, projections and objectives for future operations, scale and performance, integration plans and expected synergies therefrom, and anticipated future financial and operating performance results, including operating margin or gross margin capital and other expenditures, cash flow, dividends, restructuring and other project costs, and cost savings, and debt ratings. These statements are accompanied by words such as “anticipate,” “expect,” “project,” “will,” “believe,” “estimate” and similar expressions. Such expectations are based upon certain preliminary information, internal estimates, and management assumptions, expectations, and plans, and are subject to a number of risks and uncertainties inherent in projecting future conditions, events, and results. Actual results could differ materially from those expressed or implied in the forward-looking statements if one or more of the underlying assumptions or expectations prove to be inaccurate or are unrealized. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to, the occurrence of any event, change or other circumstances that could give rise to the risks related to disruption of management time from ongoing business operations due to the acquisition; the risk that Century is unable to retain its investment grade rating; failure to realize the benefits expected from the acquisition; the risk that the cost savings and any other synergies from the acquisition may not be fully realized or may take longer to realize than expected; the future cash requirements of the combined company; general worldwide economic uncertainties; failure to promptly and effectively integrate the acquisition; and the effect of the acquisition on the ability of Century and UCP to retain customers and retain and hire key personnel, and maintain relationships with suppliers, and on Century’s operating results and businesses generally; and those factors listed in Century’s most recently filed Annual Report on Form 10-K for the year ended December 31, 2016 and UCP’s most recent Annual Report on Form 10-K for the year ended December 31, 2016 as filed with the Securities and Exchange Commission (“SEC”). Changes in such assumptions or factors could produce significantly different results. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this news release. Unless legally required, Century does not assume any obligation, and expressly disclaims any such obligation, to update any forward-looking statement as a result of new information or future events or developments.

Contact Information

Century Communities, Inc.

Investor Relations:

303-268-8398

InvestorRelations@CenturyCommunities.com